UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 21, 2016

Stanley Black & Decker, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Connecticut	1-5224	06-0548860
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Stanley Drive, New Britain, Connecticut		06053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(860) 225-5111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On July 21, 2016, the Board of Directors (“Board”) of Stanley Black & Decker, Inc. (the “Company”) appointed James M. Loree, 58, to serve as Chief Executive Officer of the Company, effective as of August 1, 2016. Mr. Loree has served as the Company’s President and Chief Operating Officer since January 13, 2013. Prior to that time, Mr. Loree served as Executive Vice President and Chief Operating Officer from January 1, 2009 to January 12, 2013, and Executive Vice President Finance and Chief Financial Officer from July 19, 1999 to December 31, 2008. Mr. Loree is a member of the Board of Directors of Hartford Hospital, Inc. and the Jim and Rebecca Loree Foundation, Inc. Mr. Loree is also a trustee of Union College and Manufacturers Alliance for Productivity and Innovation.

Letter Agreement. In connection with his appointment as Chief Executive Officer, the Company and Mr. Loree entered into a Letter Agreement, dated July 21, 2016 (“Letter”). Under the Letter, Mr. Loree will be employed as the Company’s Chief Executive Officer on an “at will” basis and his employment may be terminated at any time for any reason. Mr. Loree will continue to serve as President of the Company. Mr. Loree will become a member of the Board. Under the Letter, Mr. Loree will receive the following compensation and benefits:

  —  an annual base salary of $1,200,000;

  —  an annual cash bonus under the Company’s management Incentive Compensation Plan or a successor thereto (“MICP”), with a target bonus opportunity (i) for the Company’s 2016 fiscal year equal to 100% of his annual base salary in effect on January 1, 2016, (ii) for the Company’s 2017 fiscal year equal to 150% of his annual base salary in effect on January 1, 2017 and (iii) for fiscal years after 2017 as determined by the Board,

  —  a one-time promotion grant of stock options with a grant date value (as determined for financial reporting purposes) equal to $3.0 million, which will vest ratably over a four-year period on each anniversary of the grant date;

  —  annual grants of equity awards in forms and amounts to be determined annually by the Board , with (i) a grant in December 2016 to receive stock options and restricted stock units with a grant date value (determined for financial reporting purposes) ranging from approximately $3.7 million to approximately $4.0 million, (ii) equity awards with respect to fiscal year 2017 that are expected to have a target aggregate grant date value (determined for financial reporting purposes) of approximately $8 million and (iii) at least 50% of the grant date value of awards granted each year beginning in 2017 consisting of performance share units and the balance consisting of a mix of stock options and restricted stock units or other instruments determined by the Board in its sole discretion from time to time;

  —  employee benefits and perquisites provided to other senior executives of the Company pursuant to the Company’s compensation and benefit plans and arrangements, which may be amended from time to time;

  —  continued participation in the Company’s Supplemental Executive Retirement Plan, as may be amended from time to time; and

  —  four weeks of paid vacation per year.

In the event that Mr. Loree’s employment is terminated by the Company without Cause (defined in the Letter to include willful and continued failure to substantially perform duties) or by Mr. Loree for Good Reason (defined in the Letter to include a material adverse alteration by the Company of the nature or status of Mr. Loree’s responsibilities and Mr. Loree’s removal from the Board), Mr. Loree will be eligible to receive certain severance payments and benefits, subject to his executing a release of claims in favor of the Company and complying with certain restrictive covenants (including a 2-year post-termination non-competition covenant, employee non-solicitation covenant and customer non-solicitation covenant, as well as a confidentiality covenant of indefinite duration) which will be applicable regardless of the reason for Mr. Loree’s termination of employment. Such severance payments and benefits will consist of (A) a lump sum cash severance payment equal to two times the sum of base salary at termination and target annual cash bonus for the year of termination and (B) continued coverage under the Company’s medical, dental, life, vision and prescription drug plans for up to 24 months after termination of employment. Under the Letter, Mr. Loree will be deemed to have given notice to the Board, on the date he attains age 65, that he intends to retire from all positions with the Company and its subsidiaries on the 30th day thereafter (the “Loree Retirement Date”) and such notice shall automatically become effective on the Loree Retirement Date (unless, in the case of Mr. Loree’s service on the Board, Mr. Loree and the Board mutually agree that Mr. Loree will continue to serve on the Board).

Under the Letter, Mr. Loree will have a target ownership requirement equal to 6 times base salary under the Company’s Stock Ownership Guidelines for Executive Officers, as amended. Such target ownership requirement may be adjusted by the Board from time to time.

Change in Control Agreement. Also, in connection with Mr. Loree’s appointment as Chief Executive Officer, the Company and Mr. Loree have entered into a Second Amended and Restated Change in Control Agreement, dated July 21, 2016 (the “Loree CIC Agreement”). The Loree CIC Agreement has substantially the same terms as the Amended and Restated Change in Control Agreement entered into by the Company and Mr. Loree on December 10, 2008 (the “Prior Loree CIC Agreement”), except that the Loree CIC Agreement does not provide for a gross-up payment with respect to any golden parachute excise taxes imposed on parachute payments and benefits received by Mr. Loree in connection with a change in control of the Company (“Parachute Payments”). The Loree CIC Agreement instead contains a “best net after-tax cutback” provision which requires Parachute Payments payable to Mr. Loree to be reduced to avoid the golden parachute excise tax, but only if doing so would result in Mr. Loree receiving a greater amount of payments than would be the case if the Parachute Payments were not reduced and Mr. Loree were to instead be subject to the golden parachute excise tax. In addition, under the Loree Agreement, the definition of “Good Reason”, which would allow Mr. Loree to terminate employment and receive severance under the Loree CIC Agreement if Good Reason occurs within twenty-four (24) months after a Change in Control, has been expanded to include additional Good Reason triggers such as a material breach by the Company of any agreement between the Company and Mr. Loree and Mr. Loree’s removal from the Board. The Prior Loree CIC Agreement has been filed as Exhibit 10(xiv) to the Company’s Form 10-K filed with the Securities Exchange Commission for the Company’s fiscal year ended January 3, 2009.

The above description of the Letter and Loree CIC Agreement is a summary and is qualified in its entirety by reference to the Letter and Loree CIC Agreement, each as filed herewith as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Retirement of Chief Executive Officer

On July 22, 2016, the Company announced that John F. Lundgren will retire from his position as Chief Executive Officer of the Company, effective as of July 31, 2016. Mr. Lundgren will continue to be employed by the Company until April 30, 2017 (the “Retirement Date”), as a Special Advisor, with such duties as the Board may specify. Mr. Lundgren will also continue in his position as Chairman of the Board until December 31, 2016. Effective as of the Retirement Date, Mr. Lundgren will retire from all positions with the Company and its subsidiaries (“Retirement”).

Executive Retirement Agreement. In connection with his continued employment with the Company after August 1, 2016 as a Special Advisor, the Company and Mr. Lundgren entered into an Executive Retirement Agreement, dated as of July 21, 2016 (the “Retirement Agreement”). Under the Retirement Agreement, Mr. Lundgren will report directly to the Board and will receive compensation and benefits principally consisting of:

  —  base salary at a continued annualized rate of $1,400,000;

  —  payment of his 2016 annual bonus in accordance with the MICP and receipt of a pro-rated 2017 annual bonus award with a target bonus equal to his 2016 target bonus; and

  —  a new grant of stock options and restricted stock units with respect to the Company’s 2016 fiscal year having a grant date value that is equivalent to the grant date value of stock options and restricted stock units granted with respect to the Company’s 2015 fiscal year, and subject to vesting in two equal installments on the first two anniversaries of the Retirement Date, based on his continued employment until the Retirement Date and compliance with a noncompetition and nondisparagement covenant until April 30, 2019 (with accelerated vesting for certain qualifying terminations).

Upon his Retirement on the Retirement Date, Mr. Lundgren will be entitled to continued medical, dental, vision and prescription drug coverage for 24 months and certain other benefits.

In the event that Mr. Lundgren’s employment is terminated by the Company without Cause (defined in the Retirement Agreement to include willful and continued failure to substantially perform duties) or by Mr. Lundgren for Good Reason (defined in the Retirement Agreement to include a material adverse alteration by the Company of the nature or status of Mr. Lundgren’s responsibilities and removal of Mr. Lundgren as Chairman of the Board prior to December 31, 2016), Mr. Lundgren will be eligible to receive certain severance payments and benefits, subject to his executing a release of claims in favor of the Company and complying with the noncompetition and nondisparagement covenant through the Retirement Date, generally consisting of compensation that he would have received if he had remained employed through the Retirement Date. Under the Retirement Agreement, the Company is also subject to a nondisparagement covenant pursuant to which the Company (and its directors, executive officers and designated spokespersons) cannot make disparaging statements concerning Mr. Lundgren. The restrictive covenants under the Retirement Agreement are in effect for a period of up to two years after the Retirement Date.

Change in Control Agreement. Also, in connection with Mr. Lundgren’s retirement from his position as the Company’s Chief Executive Officer, the Company and Mr. Lundgren have entered into a Second Amended and Restated Change in Control Agreement, dated July 21, 2016 (the “Lundgren CIC Agreement”). The Lundgren CIC Agreement has substantially the same terms as the Amended and Restated Change in Control Agreement entered into by the Company and Mr. Lundgren on December 10, 2008 (the “Prior Lundgren CIC Agreement”) and has been modified in the same manner as the Loree CIC Agreement to replace the provision that would provide a gross-up payment with respect to any golden parachute excise taxes imposed on Parachute Payments with a “best net after-tax cutback” provision (as described above in the description of the Loree CIC Agreement). In addition, certain provisions under the Lundgren CIC Agreement have been modified so that the terms thereunder are consistent with the terms of the Retirement Agreement. The Prior Lundgren CIC Agreement has been filed as Exhibit 10(xviii) to the Company’s Form 10-K filed with the Securities Exchange Commission for the Company’s fiscal year ended January 3, 2009.

The above description of the Executive Retirement Agreement and Lundgren CIC Agreement is a summary and is qualified in its entirety by reference to the Executive Retirement Agreement and Lundgren CIC Agreement, each as filed herewith as Exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the press release announcing the events described above is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Letter Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and James M. Loree
10.2	Second Amended and Restated Change in Control Severance Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and James M. Loree
10.3	Executive Retirement Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and John F. Lundgren
10.4	Second Amended and Restated Change in Control Severance Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and John F. Lundgren
99.1	Press Release of Stanley Black & Decker, Inc., dated July 22, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanley Black & Decker, Inc.

July 25, 2016	By:	/s/ Bruce H. Beatt

Name: Bruce H. Beatt
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and James M. Loree
10.2	Second Amended and Restated Change in Control Severance Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and James M. Loree
10.3	Executive Retirement Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and John F. Lundgren
10.4	Second Amended and Restated Change in Control Severance Agreement, dated July 21, 2016, between Stanley Black & Decker, Inc. and John F. Lundgren
99.1	Press Release of Stanley Black & Decker, Inc. dated July 22, 2016